UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2015

GROGENESIS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-168337	42-1771870
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 S. Reid Street, Suite 307
Sioux Falls, SD  57103

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (855) 691-4764

Highway 79 North

Springville, TN  38256

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2015, William Gerald Platt, Ph.D., age 68, was appointed as a Director of GroGenesis, Inc. (the “Company”).

There is no arrangement or understanding pursuant to which Mr. Platt was appointed as a Director of the Company.  Mr. Platt has no family relationships with any other executive officers or directors of the Company, or persons nominated or chosen by the Company to become directors or executive officers. Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.  It is contemplated that Mr. Platt may serve on certain committees of the Board of Directors, but no such committee appointments have been made at this time.

Professional History of Mr. Platt

Dr. William Gerald (“Jerry”) Platt, age 68, is Professor Emeritus at San Francisco State University, where he was Professor of Finance for nearly three decades and served as Dean of the College of Business.  In 2004 he joined the faculty of the University of Redlands as the Senecal Endowed Chair and Dean of the School of Business.  From July 2010 to his retirement from Redlands in February 2012, Dr. Platt was on extended leave in Japan, where he served as Professor of Global Business at Akita International University from April 2011 through March 2014.  Since then he has returned to the U.S. but continues to teach part-time in an on-line format for universities in Japan and Canada.  From October 2012 to January 2015 he served as Vice Chair of the International Advisory Board to The International Academic Forum (IAFOR).  In addition to an extensive career in academia, Dr. Platt previously served as Director of Analytical Services at Health Application Systems, Inc. (HAS), as Manager of Financial Analysis at Natomas Company, at the time a Fortune 500 corporation, and as CEO at Maximum Integrity Air, Inc.  He holds an undergraduate degree from Michigan State University, an MBA from Wayne State University, both an M.A. and Ph.D. in Public Administration from The Ohio State University, and a post-doctorate M.S. in statistical computing from Stanford University.  Dr. Platt is currently a resident of Beaumont, California.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 22, 2015

GROGENESIS, INC.

By:	/s/ Richard D. Kamolvathin
Name: Richard D. Kamolvathin
Title: Chief Executive Officer

3